EXHIBIT 23.4

Ross Banner
RH Banner Ltd.
Consulting Mining Engineer
5615 Honeysuckle Place
North Vancouver, B.C.

CONSENT of AUTHOR

To: United States Securities and Exchange Commission(the”SEC”)

I, Ross Banner, do hereby consent to the filing, with the regulatory authorities referred to above, of the technical report entitled “Qualifying Report –Casino Property-Yukon Territory” (the “Technical Report”) and to the written disclosures of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure of Lumina Copper Corp. (formerly First Trimark Ventures Inc.) and CRS Copper Resources Corp. being filed with the SEC.

I also certify that I have read the written disclosure being filed and do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure of Lumina Copper Corp. (formerly First Trimark Ventures Inc.) and CRS Copper Resources Corp. contains any misrepresentation of the information contained in the Technical Report.

Dated this 15th day of May, 2003.

/s/ Ross Banner
Ross Banner